U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Holdings Reported

1. Name and Address of Reporting Person*

Shaver,                                                  Terry                                                     Wayne
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(Last)                                                    (First)                                                     (Middle)

8201 Eastpoint Dr. Suite 500
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(Street)

Dallas,                                                     TX                                                      75227
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(City)                                                     (State)                                                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol

ABATIX CORP.       ABIX
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

December 2002
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5. If Amendment, Date of Original (Month/Year)

December 2002
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6. Relationship of Reporting Person to Issuer
            (Check all applicable)
[X] Director [X] 10% Owner [X] Officer (give title below) [_] Other (specify below)

President and Chief Executive Officer
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        Table I -- Non- Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Transaction Date (Month/Day/Year)	3. Transaction Code (Instr. 8)	4. Securities Acquired (A)or Disposed of (D) (Instr. 3, 4 and 5)			5. Amount of Securities Beneficially Owned at End of Fiscal Year (Instr.W 3 and 4)	6. Ownership form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Amount	(A) or (D)	Price
Common Stock						542,000	D

Reminder: Report on a separate line for each class of securities beneficially owned directyl or indirectly

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/Day/Year)	4. Transaction Code (Instr. 8)	5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6. Date Exercisable and Expiration Date (Month/Day/Year)		7. Title and Amount of Underlying Securities (Instr. 3 and 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of the Indirect Beneficial Ownership (Instr. 4)
				(A)	(D)	Date Exercisable	Expiration Date	Title	Amont or Number of Shares
None

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.          /s/ Terry W. Shaver                             1/24/03
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                                                   **Signature of Reporting Person         Date

Note: File three copies of this Form, one of which must be manually signed.
           If space provided is insufficient, see Instruction 6 for procedure.